EXHIBIT 5.1





                               September 18, 1997


Board of Directors
Electro Scientific Industries, Inc.
13900 N.W. Science Park Drive
Portland,  Oregon   97229

     We have acted as counsel for Electro Scientific Industries, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 108,165 shares of common stock (the "Shares") of the Company issuable in connection with the Chip Star Inc. Incentive Stock Option Plan of Chip Star Inc. ("Chip Star"), the Company's wholly-owned subsidiary. We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

     2. The Shares have been duly authorized and, when issued pursuant to the Chip Star Incentive Stock Option Plan and the Agreement of Reorganization and Merger dated June 26, 1997, by and among the Company, CI Merger Corp., Chip Star, and the shareholders of Chip Star and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP

                                       STOEL RIVES LLP